Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following is a description of the authorized capital stock of Atossa Therapeutics, Inc. (the “Company” or “we” or “our”). The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and our Amended and Restated By-laws (the “By-laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, our authorized capital stock consisted of: (i) 350,000,000 shares of common stock, par value $0.18 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 750,000 shares are designated as Series A junior participating preferred stock, par value $0.001 per share, 4,000 shares are designated as Series A convertible preferred stock, par value $0.001 per share, 25,000 shares are designated as Series B convertible preferred stock, par value $0.001 per share, and 20,000 shares are designated as Series C convertible preferred stock, par value $0.001 per share.

Description of Common Stock

Voting Rights. The holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote on such amendment. When a quorum is present at any meeting of our stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) will be the act of the stockholders with respect to all matters other than the election of directors (which will be elected by a plurality of all votes properly cast), or as otherwise provided in the By-laws, the Certificate of Incorporation or a preferred stock designation, or as otherwise required by law.

Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Common Stock are entitled to receive ratably all dividends, if any, as may be declared from time to time by our Board of Directors out of the funds legally available.

Other Rights. In the event of the liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is VSTOCK Transfer, LLC.

Listing. Our common stock is currently listed on The Nasdaq Capital Market under the symbol “ATOS”.

Certain Provisions Affecting Control of the Company

Certificate of Incorporation and By-law Provisions. Some provisions of the DGCL and our Certificate of Incorporation and By-laws contain provisions that could make the following transactions more difficult:

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acquisition of us by means of a tender offer;

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acquisition of us by means of a proxy contest or otherwise; or
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removal of our incumbent officers and directors.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings. Our Certificate of Incorporation provides that a special meeting of stockholders may be called only by our Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

Advance Notice Procedures. The advance notice procedures in our By-laws with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary date of the preceding year’s annual meeting. Our By-laws specify the requirements as to form and content of all such stockholder notices. These requirements may have the effect of precluding stockholders from bringing proposals relating to the nomination of candidates for election as directors or new business before the stockholders at an annual or special meeting.

Elimination of Stockholder Action by Written Consent. Our Certificate of Incorporation eliminates the ability of stockholders to act by written consent without a meeting.

Staggered Board. Our Board of Directors is divided into three classes. The directors in each class will serve for a three-year term, with one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors. Our Certificate of Incorporation provides that members of our Board of Directors may be removed from office only with cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting. Our By-laws do not permit stockholders to cumulate their votes in the election of directors.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, lease, pledge or other disposition of 10% or more of the corporation’s assets involving the interested stockholder;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;
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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Choice of Forum. Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Certificate of Incorporation or our By-laws or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Amendment of Certificate of Incorporation Provisions. The amendment of certain provisions in our Certificate of Incorporation would require approval by the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class.